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                                                                    EXHIBIT 4.2



                              AMENDED AND RESTATED
                       1992 EMPLOYEE STOCK OPTION PLAN OF
                          SI DIAMOND TECHNOLOGY, INC.

1.        Purpose

     SI Diamond Technology, Inc. (the "Corporation") desires to attract and retain the best available talent and encourage the highest level of performance in order to continue to serve the best interests of the Corporation and its shareholders. By affording key personnel the opportunity to acquire proprietary interests in the Corporation and by providing them incentive to put forth maximum efforts for the success of the business, the Amended and Restated 1992 Employee Stock Option Plan of SI Diamond Technology, Inc. (the "1992 Plan") is expected to contribute to the attainment of those objectives.

2.        Scope and Duration

     Options under the 1992 Plan may be granted in the form of Awards ("Awards") of incentive stock options ("Incentive Options") as provided in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or in the form of nonqualified stock options ("Nonqualified Options"). Unless otherwise indicated, references in the 1992 Plan to "options" include Incentive Options and Nonqualified Options. The maximum aggregate number of shares as to which options may be granted from time to time under the 1992 Plan is 3,500,000 shares of the Common Stock of the Corporation ("Common Stock"), which shares may be, in whole or in part, authorized but unissued shares or shares reacquired by the Corporation. If an option shall expire, terminate or be surrendered for cancellation for any reason without having been exercised in full, the shares represented by the option or portion thereof not so exercised shall (unless the 1992 Plan shall have been terminated) become available for subsequent option grant under the 1992 Plan. The 1992 Plan became effective on March 16, 1992, and unless terminated sooner pursuant to paragraph 13, the 1992 Plan shall terminate on March 15, 2002, and no option shall be granted hereunder after that date.

3.        Administration

     The 1992 Plan shall be administered by the Compensation Committee of the Board of Directors or by any other committee appointed by the Board of Directors (the "Committee"), which Committee shall consist solely of two or more Non-Employee Directors ("Non-Employee Directors") as such are defined in Rule 16b-3, promulgated pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") or any successor provision.

     The Committee shall have plenary authority in its discretion, subject to and not inconsistent with the express provisions of the 1992 Plan, to grant options, to determine the purchase price of the Common Stock covered by each option, the term of each option, the persons to whom, and the time or times at which, options shall be granted and the number of shares to be covered by each option;



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to designate options as Incentive Options or Nonqualified Options; to interpret the 1992 Plan; to prescribe, amend, and rescind regulations relating to the 1992 Plan; to determine the terms and provisions of the option agreements
(which need not be identical) entered into in connection with options under the 1992 Plan; and to make all other determinations deemed necessary or advisable for the administration of the 1992 Plan. The Committee may also, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this 1992 Plan or an Award or otherwise amend and modify an Award in any manner that is either (i) not adverse to the participant holding such Award or (ii) consented to by such participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, or such person, may have under the 1992 Plan.

4.        Eligibility; Factors to be Considered in Granting Options

     Incentive Options shall be limited to persons who are regular full-time employees of the Corporation at the date of grant of any options. In determining the employees to whom Incentive Options shall be granted and the number of shares to be covered by each Incentive Option, the Committee shall take into account the nature of the employee's duties, their present and potential contributions to the success of the Corporation, and such other factors as it shall deem relevant in connection with accomplishing the purposes of the 1992 Plan. An employee who had been granted an option or options under the 1992 Plan may be granted an additional option or options, subject, in the case of Incentive Options, to such limitations as may be imposed by the Code on such options. Except as provided below, a Nonqualified Option may be granted to any person, including, but not limited to, employees, independent agents, directors, consultants and attorneys, who the Committee believes has contributed, or will contribute, to the success of the Corporation.

5.       Option Price

     The purchase price of the Common Stock covered by each option shall be determined by the Committee and, in the case of Incentive Options, shall not be less than 100% of the Fair Market Value (as defined in paragraph 14 below) of a share of the Common Stock on the date on which the option is granted. In the case of Nonqualified Options, the purchase price of an option shall generally be Fair Market Value, although the Committee may grant options with option prices of less than Fair Market Value. Such price shall be subject to adjustment as provided in paragraph 11 below. The Committee shall determine the date on which an option is granted; in the absence of such a determination, the date on which the Committee adopts a resolution granting an option shall be considered the date on which such option is granted.



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6.        Term of Option

     The term of each option shall be not more than ten (10) years from the date of grant, as the Committee shall determine, subject to earlier termination as provided in paragraph 10 below.

7.        Exercise of Options

     In its discretion, the Committee may, in any case, prescribe vesting requirements or provide that an option may be exercisable in full immediately upon the date of its grant.

     Upon the exercise of an option or Award that requires payment by a participant to the Corporation, the amount due to the Corporation shall be paid in cash or by check payable to the order of the Corporation for the full purchase price of the shares of Common Stock for which such election is made. Except as otherwise provided by the Committee before the Option is exercised
(i) all or a part of the exercise price may be paid by the grantee by delivery of shares of the Corporations Common Stock owned by the grantee and acceptable to the Committee having an aggregate Fair Market Value (valued at the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) the Grantee may pay the exercise price by authorizing a third party to sell shares of Corporation Common Stock (or a sufficient portion thereof) acquired upon the exercise of the Option and remit to the Corporation a sufficient portion of the sales proceeds to pay the entire exercise price and any tax withholding from such exercise.

     The Corporation shall have the right to deduct from all Awards paid any federal, state, local or employment taxes which the Corporation deems are required by law to be held with respect to such payments. Whenever shares of Common Stock are to be issued in satisfaction of the exercise of an award, the Corporation shall have the right to require the participant (or legal representative, as applicable) to remit to the Corporation an amount sufficient to satisfy federal, state and local withholding tax requirements or make other arrangements therefor prior to the delivery of any certificate or certificates for such shares. At the election of the participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of the Corporation's Common Stock which the participant already owns, or to which the participant is otherwise entitled under the Plan.

8.        Incentive Options

     (a) With respect to Incentive Options granted, the aggregate Fair Market Value (determined in accordance with the provisions of paragraph 14 at the time the Incentive Option is granted) of the Common Stock or any other stock of the Corporation, its parent or subsidiary corporations with respect to which incentive stock options, as defined in Section 422 of the Code, are exercisable for



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the first time by any employee during the calendar year (under all incentive stock option plans of the Corporation and its parent and subsidiary corporations, as those terms are defined in Section 425 of the Code) shall not exceed $100,000.

     (b) No Incentive Option may be awarded to any employee who immediately prior to the date of the granting of such Incentive Option owns more than 10% of the combined voting power of all classes of stock of the Corporation or any of its subsidiaries unless the exercise price under the Incentive Option is at least 110% of the Fair Market Value and the option expires within five (5) years from the date of the grant.

     (c) In the event of amendments to the Code or applicable regulations relating to the Incentive Options subsequent to the date hereof, the Corporation may amend the provisions of the 1992 Plan, and the Corporation and the employees holding options may agree to amend outstanding option agreements, to conform to such amendments.

9.        Transferability of Options

         Incentive Options granted under the 1992 Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and Incentive Options may be exercised during the lifetime of the employee only by the employee.

         The Committee may, in its discretion, authorize all or a portion of Nonqualified Options granted to an optionee to be on terms which permit transfer by such optionee to (i) the spouse, children or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the option agreement pursuant to which such Nonqualified Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Nonqualified Options shall be prohibited except those by will or the laws of descent and distribution. Following transfer, any such Nonqualified Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Plan, the term "optionee" shall be deemed to refer to the transferee. The events of termination of employment shall continue to be applied with respect to the original optionee, following which the Nonqualified Options shall be exercisable by the transferee only to the extent, and for the periods specified in paragraph 10 below. Notwithstanding the foregoing, should the Committee provide that Nonqualified Options granted be transferable, the Company by such action incurs no obligation to notify or otherwise provide notice to a transferee of early termination of the Nonqualified Options. In the event of a transfer, as set forth above, the original optionee is and will remain subject to and responsible for any applicable withholding taxes upon the exercise of such Nonqualified Options.



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10.       Termination of Employment; Acceleration of Vesting

         Upon termination of employment for any reason other than death, Disability (as defined below), Retirement or a Change in Control, any Incentive or Nonqualified Option held by the Participant shall expire on the earlier of
(i) the last day of the term of the Option and (ii) the date which is one month after the date of termination of such employment. Upon termination of employment by reason of death, Disability or Retirement, the Option held by such Participant shall expire on the earlier of (i) the last day of the term of the Option and (ii) the date which is one year after the date of termination of such employment. Upon termination of employment by reason of a Change in Control, the Option held by such Participant shall expire on its original expiration date. The term "Disability" with respect to a Participant means physical or mental inability to perform the normal duties of his employment or engagement as determined by a physician, selected by the Compensation Committee, after examination of the Participant; provided, however, that if such Participant fails or refuses to cooperate in such examination, the determination of his Disability shall be made by the Compensation Committee in its sole discretion. The term "Retirement" with respect to a Participant means the Participants' termination of employment in a manner which qualifies the Grantee to receive his immediately payable retirement benefits under any retirement plan adopted or hereafter adopted by the Company, or which in the absence of any such retirement plan is determined by the Committee to constitute retirement.

         For purposes of this Plan, a "Change of Control" shall be conclusively deemed to have occurred if (and only if) any of the following events shall have occurred: (a) there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Corporation is then subject to such reporting requirement; (b) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) shall have become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding voting securities without prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person's attaining such percentage interest; (c) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new Director whose election or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

An installment of a Participant's Option shall not become exercisable on the otherwise applicable



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vesting date of such Award if the Participant's date of termination occurs on or before such vesting date. Notwithstanding the foregoing sentence, an Option shall become fully and immediately exercisable upon (1) the death or Disability of the Participant or (2) or the occurrence of a Change of Control.

11.      Adjustment Upon Changes in Capitalization, etc.

     Notwithstanding any of the provisions of the 1992 Plan, the Committee may, at any time, make or provide for such adjustments to the 1992 Plan, to the number and class of shares issuable thereunder or to any outstanding options as it shall deem appropriate to prevent dilution or enlargement of rights, including adjustments in the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like. In the event of any offer to holders of Common Stock generally relating to the acquisition of their shares, the Committee may make such adjustment as it deems equitable in respect to outstanding options and rights, including, in its discretion, revision of outstanding options and rights so that they may be exercisable for the consideration payable in the acquisition transaction. Any such determination by the Committee shall be conclusive. Any fractional shares resulting from such adjustments shall be eliminated.

12.       Withholding and Employment Taxes

     At the time of exercise of an option, the optionee shall remit to the Corporation in cash all applicable federal and state withholding and employment taxes. If and to the extent authorized and approved by the Committee in its sole discretion, an optionee may elect, by means of a form of election to be prescribed by the Committee, to have shares which are acquired upon exercise of an option withheld by the Company or tender other shares of Common Stock or other securities of the Company owned by the optionee to the Company at the time the amount of such taxes is determined in order to pay the amount of such tax obligations, subject to the following limitations:

     (1)       such election shall be irrevocable; and

     (2) such election shall be subject to the disapproval of the Committee at any time.

Any Common Stock or other securities so withheld or tendered will be valued by the Corporation as of the date they are withheld or tendered. Unless the Committee otherwise determines, the optionee shall pay to the Corporation in cash, promptly when the amount of such obligations become determinable, all applicable federal and state withholding taxes resulting from the lapse of restrictions imposed on exercise of an option, from a transfer or other disposition of shares acquired upon exercise of an option or otherwise related to the option or the shares acquired upon exercise of the option.



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13.       Termination and Amendment

     The Committee may at any time terminate the Plan, and may at any time and from time to time, and in any respect, amend or modify the Plan, except that
(a) no amendment or alteration that would impair the rights of any optionee under any Option that he has been granted shall be made without his consent or
(b) no amendment or alteration shall be effective prior to approval by the Company's shareholders to the extent such approval is otherwise required by applicable legal requirements.

14.       Miscellaneous

     As said term is used in the 1992 Plan, the "Fair Market Value" of a share of Common Stock on any day shall be deemed to mean:

     (a) if the shares of Common Stock are listed on a national securities exchange, the average of the highest and lowest sales price per share of the Common Stock on the principal such national securities exchange on that date, or if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported;

     (b) if the shares of Common Stock are not so listed but are quoted on the NASDAQ National Market System, the average of the highest and lowest sales price per share of Common Stock on the NASDAQ National Market System on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported;

     (c) if the Common Stock is not so listed or quoted, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by NASDAQ; or

     (d) in all other events, "Fair Market Value" shall be determined by the Board of Directors in good faith.

     The Committee may require, as a condition to the exercise of any options granted under the 1992 Plan, that to the extent required at the time of exercise, (i) the shares of Common Stock reserved for purposes of the 1992 Plan shall be duly listed, upon official notice of issuance, upon the stock exchange(s) on which the Common Stock is listed, (ii) a Registration Statement under the Securities Act of 1933 with respect to such shares shall be effective, and/or (iii) the person exercising such option deliver to the Corporation such documents, agreements and investment and other representations as the Committee shall determine to be in the best interests of the Corporation.



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